Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Completes Sale of Villa Florence San Francisco on Union Square

Bethesda, MD, September 9, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it closed on the sale of the 189-room Villa Florence San Francisco on Union Square in San Francisco, CA for $87.5 million to a third party.

Based on the hotel’s operating performance for 2019, the $87.5 million reflects a 12.4x EBITDA multiple and a 7.2% net operating income capitalization rate (after an assumed annual capital reserve of 4.0% of total hotel revenues). The EBITDA multiple and net operating income capitalization rate are adjusted for the annualized impact of current retail rental income and a one-time retail lease termination fee.

Proceeds from the sale of Villa Florence San Francisco on Union Square will be used for general corporate purposes and acquiring hotel properties in accordance with the Company’s investment strategy.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 51 hotels, totaling approximately 12,600 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Villa Florence San Francisco on Union Square
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
Trailing Twelve Months
(Unaudited, in millions)

Twelve months ended December 31,
2019

Hotel net income	$3.1

Adjustment:
Depreciation and amortization	3.9

Hotel EBITDA	$7.0

Adjustment:
Capital reserve	(0.7)

Hotel Net Operating Income	$6.3

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented trailing twelve-month hotel EBITDA and trailing twelve-month hotel net operating income after capital reserves and an estimated adjustment for the annualized impact of current retail rental income and a one-time termination fee because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s trailing twelve-month EBITDA and trailing twelve-month net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s trailing twelve-month EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP. Any differences are a result of rounding.

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019

Occupancy	75%	87%	87%	78%	82%
ADR	$249	$270	$264	$246	$258
RevPAR	$186	$234	$230	$193	$211

Hotel Revenues	$313.9	$391.1	$384.1	$339.1	$1,428.3
Hotel EBITDA	$83.1	$140.9	$132.1	$97.0	$453.1
Hotel EBITDA Margin	26.5%	36.0%	34.4%	28.6%	31.7%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020

Occupancy	56%	4%	21%	22%	26%
ADR	$248	$265	$218	$197	$231
RevPAR	$138	$11	$47	$43	$60

Hotel Revenues	$241.0	$24.2	$81.9	$78.3	$425.4
Hotel EBITDA	$36.6	($38.2)	($15.2)	($16.3)	($33.2)
Hotel EBITDA Margin	15.2%	(157.8%)	(18.6%)	(20.8%)	(7.8%)

	First Quarter	Second Quarter
	2021	2021

Occupancy	20%	39%
ADR	$239	$249
RevPAR	$49	$98

Hotel Revenues	$87.1	$171.4
Hotel EBITDA	($13.3)	$31.3
Hotel EBITDA Margin	(15.3%)	18.3%

These historical hotel operating results include information for all of the hotels the Company owned as of September 9, 2021, following the sale of Villa Florence San Francisco on Union Square. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.